FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
January 25, 2013	Vito S. Pantilione, President and CEO
John F. Hawkins, Senior Vice President and CFO
(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES A 67.6% INCREASE IN QUARTERLY EARNINGS

WASHINGTON TOWNSHIP, NJ, January 25, 2013 - Parke Bancorp, Inc. (“Parke Bancorp”) (NASDAQ: “PKBK”), the parent company of Parke Bank, announced its operating results for the quarter and year ended December 31, 2012.

Parke Bancorp reported net income available to common shareholders of $1.70 million, or $0.29 per diluted common share, for the December 31, 2012 quarter, compared to net income of $1.01 million, or $0.17 per diluted common share, reported for the quarter ended December 31, 2011, an increase of 67.6%. The following is a recap of significant items that impacted the fourth quarter of 2012 compared to the same quarter last year:  a $773,000 decrease in net interest income primarily attributable to lower loan volumes and rates offset by a lower cost of deposits; a $2.10 million decrease in the provision for loan losses; a $987,000 increase in gain on sale of SBA loans; a $412,000 increase in professional fees primarily related to the workout of troubled loans; a $243,000 loss on other real estate owned (“OREO”) compared to a $31,000 loss last year; increased OREO expense of $294,000 resulting from a greater number of properties owned as a result of  foreclosure or deed in lieu of foreclosure. Net income available to common shareholders for the year ended December 31, 2012 was $6.30 million or $1.17 per diluted common share, compared to $6.27 million, or $1.15 per diluted common share, reported for the year ended December 31, 2011, an increase of 0.5%.

At December 31, 2012, Parke Bancorp's total assets had decreased to $770.48 million from $790.74 million at December 31, 2011, a decrease of $20.26 million or 2.6%, primarily due to a decline in cash and cash equivalents and investment securities.

Parke Bancorp's total loans increased to $629.71 million at December 31, 2012 from $625.12 million at December 31, 2011, an increase of $4.59 million or 0.7%.

At December 31, 2012, Parke Bancorp had $47.55 million in nonperforming loans representing 6.2% of total assets, an increase from $44.6 million at December 31, 2011. OREO at December 31, 2012 was $26.06 million, compared to $19.41 million at

December 31, 2011. OREO consisted of 33 properties, the largest being a condominium development recorded at $12.77 million. Nonperforming assets (consisting of nonperforming loans and OREO) represented 9.6% of total assets at December 31, 2012 as compared to 10.5% of total assets at September 30, 2012 and 8.1% of total assets at December 31, 2011. Loans past due 30 to 89 days were $8.43 million at December 31, 2012, an increase of $1.59 million from the previous quarter.

At December 31, 2012, Parke Bancorp's allowance for loan losses was $18.94 million. The ratio of allowance for loan losses to total loans decreased to 3.0% at December 31, 2012 from 3.1% at December 31, 2011. The ratio of allowance for loan losses to non-performing loans was 39.8% at December 31, 2012, compared to 43.5% at December 31, 2011.

Parke Bancorp's total investment securities portfolio decreased to $21.41 million from $24.55 million at December 31, 2011, a decrease of $3.14 million or 12.8%.

At December 31, 2012, Parke Bancorp's total deposits were $637.21 million, up from $634.86 million at December 31, 2011, an increase of $2.35 million or 0.4%.

Parke Bancorp's total borrowings decreased to $43.85 million from $74.01 million at December 31, 2011, a decrease of $30.16 million or 40.7%.

Parke Bancorp's total equity increased to $83.54 million at December 31, 2012 from $77.27 million at December 31, 2011, an increase of $6.27 million or 8.1% due to the retention of earnings from the year.

Vito S. Pantilione, President and Chief Executive Officer of Parke Bancorp and Parke Bank, provided the following statement:

“Our bank had a very strong fourth quarter with close to a 70% increase in earnings over the fourth quarter of 2011. We experienced growth in our loan portfolio, which ended the year at $629.7 million. We continue to enjoy strong revenues from our SBA lending company and look forward to increasing our support for small business lending in 2013. We continue to make progress, although slowly, in resolving our nonperforming loans. It is still very difficult to obtain control of properties that are in default due to the lengthy legal system in New Jersey. In some instances it has taken close to three years to foreclose on a real estate property that is in default, which creates additional unwarranted expenses during the process Unfortunately, the challenges to community banking have remained; an unlevel playing field with the big banks, the dramatic increase in expenses due to regulatory compliance and a shrinking net interest margin due to the low rate environment. However, we are proud that Parke Bank is again one of the top money makers in our banking peer group and that we continue to maintain capital levels well in excess of the regulatory definition of a well-capitalized bank.”

Parke Bancorp, Inc. was incorporated in January 2005 while Parke Bank commenced operations in January 1999. Parke Bancorp and Parke Bank maintain their principal offices at 601 Delsea Drive, Washington Township, New Jersey. Parke Bank conducts business through a branch office in Northfield, New Jersey, two branch offices in Washington Township, New Jersey, a branch office in Galloway Township, New Jersey and a branch in center city Philadelphia. Parke Bank is a full service commercial bank, with an emphasis on providing personal and business financial services to individuals and small-sized businesses primarily in Gloucester, Atlantic and Cape May counties in New Jersey and Philadelphia and surrounding counties in Pennsylvania. Parke Bank’s deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). Parke Bancorp’s common stock is traded on the NASDAQ Capital Market under the symbol “PKBK”.

This release may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.

Statements of Condition Data
	December 31, 2012	December 31, 2011	% Change
	(in thousands)
Total Assets	$770,477	$790,738	-2.6%
Cash and cash equivalents	76,866	110,228	-30.3%
Investment securities	21,406	24,549	-12.8%
Loans, net of unearned income	629,712	625,117	0.7%
Deposits	637,207	634,855	0.4%
Borrowings	43,851	74,010	-40.7%
Total equity	83,543	77,273	8.1%

Operating Ratios
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011

Return on average assets	1.01%	0.65%	0.94%	0.97%
Return on average common equity	10.11%	6.53%	9.70%	10.51%
Interest rate spread	3.94%	4.25%	4.00%	4.32%
Net interest margin	4.04%	4.39%	4.12%	4.46%
Efficiency ratio	44.58%	34.52%	43.12%	34.18%

Asset Quality Data
	December 31, 2012	December 31, 2011
	(in thousands)
Allowance for loan losses	$18,936	$19,323
Allowance for loan losses to total loans	3.01%	3.09%
Non-accrual loans	$47,549	$44,459
OREO	$26,057	$19,410

Statements of Income Data

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
	(in thousands)

Interest and dividend income	$9,130	$10,399	$37,746	$41,309
Interest expense	1,704	2,200	7,424	9,231
Net interest income	7,426	8,199	30,322	32,078
Provision for loan losses	1,500	3,600	7,300	10,450
Net interest income after provision for loan losses	5,926	4,599	23,022	21,628
Non-interest income	1,809	786	4,368	4,725
Non-interest expense	4,117	3,117	15,079	12,625
Income before income taxes	3,618	2,268	12,311	13,728
Provision for income taxes	1,348	918	4,242	5,524
Net income attributable to Company and noncontrolling (minority) interests	2,270	1,350	8,069	8,204
Net income attributable to noncontrolling (minority) interests	(315)	(84)	(756)	(932)
Net income attributable to Company	1,955	1,266	7,313	7,272
Preferred stock dividend and discount	254	251	1,012	1,000
Net income available to common shareholders	1,701	1,015	6,301	6,272

Basic income per common share	0.29	0.17	1.17	1.17
Diluted income per common share	0.29	0.17	1.17	1.15

Weighted shares - basic	5,872,276	5,818,506	5,379,558	5,374,561
Weighted shares - diluted	5,874,681	5,834,051	5,382,596	5,466,458